SUBORDINATE SECURITY AGREEMENT

     THIS SUBORDINATE SECURITY AGREEMENT, dated as of March 13, 2002, is made by Keystone Consolidated Industries, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware ("Debtor"), in favor of The County of Peoria, Illinois ("Lender"), pursuant to the Loan Agreement (as hereinafter defined).

                              W I T N E S S E T H:

     WHEREAS, Debtor and Lender have, in connection with the execution and delivery of this Agreement, entered into that certain Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), dated as of March 13, 2002, pursuant to which Lender agreed to loan to Debtor and Debtor agreed to execute and deliver to Lender a term note in the principal amount of $10,000,000.00 (the "Note");

     WHEREAS, Debtor is the owner of the Pledged Collateral (as hereinafter defined); and

     WHEREAS, this Agreement is given by Debtor in favor of Lender for its benefit to secure the payment and performance of the Secured Obligations (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Lender hereby agree as follows:

     Section 1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement. The following terms shall have the following meanings:

     "Agreement" shall mean this Security Agreement, as the same may be amended, restate, modified or otherwise supplemented from time to time.

     "Equipment" shall mean, collectively, all "equipment", as such term is defined in the UCC, located at or used solely in connection with the operation of Debtor's steel-making business conducted at the Real Estate, whether or not affixed to the Real Estate, and shall specifically include, without limitation,
(i) goods which would be considered a "fixture" under Section 9-334 of the UCC or otherwise would be considered a "fixture" or a part of the Real Estate under applicable law (including under the assembled economic unit or industrial plant doctrines which might otherwise be applicable under the law of the applicable jurisdiction), except for Real Estate Fixtures, (ii) all machinery, facilities, installations, apparatus, equipment, office machinery, electronic data processing equipment, computers and computer hardware and software (whether owned or licensed), all indoor or outdoor furniture, tools, materials, automotive equipment, motor vehicles, manufacturing, storage and handling equipment, overhead cranes, cutting and bending machines and other equipment for the fabrication of steel rods and wire products, furnaces, electric arc furnaces, ladle refining furnaces, billet casters, reheat furnaces, conveyors, coilers, cooling beds, and all other equipment and machinery of any kind or nature and owned by Debtor or in which Debtor may have any interest (but only to the extent of such interest) and used in connection with the operation of Debtor's steel-making business conducted at the Real Estate, (iii) all modifications, renewals, improvements, alterations, repairs, substitutions, attachments, additions, accessions and other property now or hereafter affixed thereto or used in connection therewith and (iv) all replacements and all parts therefor.

     "Permitted Lien" shall mean: (i) the first priority lien of Congress Financial Corporation (Central) on the Pledged Collateral; (ii) the third priority lien of the holders of the Debtor's 8% Subordinated Secured Notes due 2009 on the Pledged Collateral; (iii) Liens to secure refinancing, in whole or in part, of any Indebtedness secured by the Lien referred to in (i) or (ii);
(iv) Liens on assets existing at the time of acquisition thereof by the Debtor provided that such Liens were in existence prior to such acquisition and were not incurred in contemplation thereof and do not extend to any assets other than those so acquired by the Debtor; (v)Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations in respect of letters of credit issued in connection with any of the foregoing obligations); (vi) Liens to secure Indebtedness (including purchase money obligations and capital lease obligations) covering only the assets acquired with such Indebtedness; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and (viii) Liens with respect to judgments which have been stayed or for which a bond having a value equal to the judgment amount has been posted, but only for so long as such judgment has been stayed or such bond remains posted and outstanding; (ix) Liens incurred in the ordinary course of the Debtor's business with respect to obligations that do not exceed One Million Dollars at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of Debtor's business; and (x) Liens on assets or property (including any real property upon which such assets or property are or will be located) securing Indebtedness incurred to purchase or construct such assets or property.

     "Pledged Collateral" shall have the meaning ascribed thereto in Section 2 hereof.

     "Proceeds" shall have the meaning assigned to the term "proceeds" under the UCC and, in any event, shall include, without limitation, any and all (i) proceeds of any insurance (except payments made to a Person that is not a party to this Agreement), indemnity, warranty, guarantee or claim payable to Lender or to Debtor from time to time with respect to any of the Pledged Collateral, (ii) payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral by any governmental authority (or any person acting under color of a governmental authority), and
(iii) other amounts from time to time paid or payable under or in connection with any of the Pledged Collateral.

     "Real Estate" shall mean, collectively, all estates, rights and interests of Debtor in (i) the real property located in Peoria, Illinois which is more particularly described on the attached Exhibit A, and all appurtenances relating or appertaining thereto, (ii) all existing buildings, structures and other improvements located or erected thereon, (iii) all Real Estate Fixtures, (iv) all permits, licenses, franchises, certificates, consents, approvals and authorizations furnished in respect of the real property and improvements located thereon, including, without limitation, building permits, certificates-of occupancy and environmental certificates, (v) all leases, licenses and occupancy and concession agreements in respect of the real property and improvements located thereon and all rents, receipts, fees and other amounts payable thereunder, (vi) all documents relating to any of the foregoing and
(vii) all Proceeds of any of the foregoing; provided, however, that Real Estate shall in no event include (A) any item of property described in clauses (i) through (v) of this definition which is integral to the manufacturing or other business operations conducted by Debtor at the real property as opposed to the occupancy (or customarily used by occupants in connection with the occupancy) of the land or the operation of the buildings, structures and improvements located thereon as such and (B) any documents or proceeds relating to any property excluded from this definition by clause (A) of this proviso. As used in this definition, "documents" and "proceeds" shall have the meanings assigned to such terms under the UCC.

     "Real Estate Fixtures" shall mean only such "equipment" as defined in the UCC which is (i) affixed to the Real Estate, (ii) considered a fixture or a part of the Real Estate under applicable law (other than under the assembled economic unit or industrial plant doctrines which might otherwise be applicable under the law of the applicable state) and (iii) integral to the occupancy or customarily used by occupants in connection with the occupancy of the land or the operation of the buildings, structures and improvements thereon as such, as opposed to manufacturing or other business operations conducted therein or therefrom, together with any and all modifications, renewals, improvements, alterations, repairs, substitutions, attachments, additions, accessions and other property now or hereafter affixed thereto or used in connection therewith, all replacements and all parts therefor, and together with all substitutes for any of the foregoing.

     "Secured Obligations" shall have the meaning assigned to such term pursuant to Section 3 of this Agreement.

     "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

     Section 2. Pledge. (a) As collateral security for the payment and performance when due of all the Secured Obligations, Debtor hereby pledges, assigns, transfers and grants to Lender for its benefit, a lien and security interest in and to all of the right, title and interest of Debtor in, to and under the following property, whether now existing or hereafter arising or acquired (collectively, the "Pledged Collateral"):

          (a) all Equipment and Real Estate Fixtures; and

          (b) all Proceeds of any of the foregoing.

     Section 3. Secured Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due, whether at stated maturity, by acceleration or otherwise [including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)], of (i) all obligations of Debtor now or hereafter existing under or in respect of the Loan Agreement and the Note (including, without limitation, the obligations of Debtor to pay principal of, and interest, if any, on the Note when due and payable) and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and all other amounts due or to become due under or in connection with the Loan Agreement and the Note and (ii) without duplication of the amounts described in clause (i), all obligations, indebtedness and liabilities of Debtor now existing or hereafter arising under or in respect of this Agreement, including, without limitation, with respect to all charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement (the obligations described in clauses (i) and (ii) of this Section 3, collectively, the "Secured Obligations").

     Section 4. No Release. Nothing set forth in this Agreement shall relieve Debtor from the performance of any term, covenant condition or agreement on Debtor's part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any Person under or in respect of any Pledged Collateral or shall impose any obligation on Lender to perform or observe any such term, covenant, condition or agreement on Debtor's part to be so performed or observed or shall impose any liability on Lender for any act or omission on the part of Debtor relating thereto or for any breach of any representation or warranty on the part of Debtor contained in this Agreement, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of Debtor contained in this Section 4 shall survive the termination of this Agreement and the discharge of Debtor's other obligations under this Agreement.

     Section 5. Supplements: Further Assurances. Debtor agrees that, at any time and from time to time, it shall execute and file and refile such financing statements, continuation statements, amendments thereto and other documents (including, without limitation, this Agreement) in such offices required or permitted by law in order to perfect, protect and preserve the rights and interests granted to Lender hereunder. Without limiting Debtor's obligation to make such filings, Debtor hereby authorizes Lender and appoints Lender as its attorney-in-fact to file such financing statements, continuation statements, amendments thereto and other documents without the signature of Debtor to the fullest extent permitted by applicable law, and Debtor agrees to do such further acts and things, and to execute and deliver to Lender such additional assignments, agreements, powers and instruments, as Lender may require to carry into effect the purposes of this Agreement or to assure and confirm unto Lender its rights, powers and remedies hereunder. All of the foregoing shall be at the sole cost and expense of Debtor.

     Section 6. Representations, Warranties and Covenants. Debtor represents, warrants and covenants as follows:

     (a)  Perfection.  The filings,  registrations  and recordings  described in
Schedule 6(a) constitute the only filings, registrations and recordings necessary or appropriate to create, preserve, protect and perfect the security interest granted by Debtor to Lender pursuant to this Agreement in respect of the Pledged Collateral. All such filings, registrations and recordings shall be made as soon as possible after the execution hereof. Upon such filings, registrations and recordings, the Lien granted to Lender for the benefit of Lender pursuant to this Agreement will constitute a valid, perfected lien and security interest in and to all of the Pledged Collateral, superior and prior to the rights of all other Persons therein other than the holders of (i) the Lien on the Pledged Collateral granted to Congress Financial Corporation (Central) on the date hereof (the "Congress Lien") and (ii) such other Liens as are identified on Schedule 6(b) hereof.

     (b) No Liens. Debtor is as of the date hereof the owner of all the Pledged Collateral free from any Lien or other right, title or interest of any Person other than (i) the Congress Lien, (ii) those Liens identified on Schedule 6(b) hereof and (iii) the Lien granted to Lender pursuant to this Agreement. Debtor shall defend the Pledged Collateral against all claims and demands of all Persons at any time claiming any interest therein adverse to Lender.

     (c) Other Financing Statements and Liens. There is no filed financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering any interest of any kind in Pledged Collateral other than the financing statements or similar statements or instruments filed in respect of (i) the Congress Lien (ii) those Liens identified on Schedule 6(b),
(iii) those Liens to be released on or prior to the Closing Date, and (iv) this Agreement. So long as the Secured Obligations remain unpaid, Debtor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Pledged Collateral, except financing statements filed or to be filed in respect of (A) the Congress Lien, (B) those Liens identified on Schedule 6(b), (C) this Agreement and (D) the other Liens permitted pursuant to Section 8 of this Agreement.

     (d) Chief Executive Office: Change of Name. The chief executive office of Debtor is located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697. Debtor shall not move its chief executive office, except to such new location as Debtor may establish in accordance with the last sentence of this subsection 6(d). Debtor shall not establish a new location for its chief executive office nor shall it change its name until (i) it shall have given Lender not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new location or name and providing such other information in connection therewith as Lender may reasonably request and (ii) with respect to such new location or name, Debtor shall have taken all action reasonably satisfactory to Lender to maintain the perfection and priority of the security interest of Lender in the Pledged Collateral intended to be granted hereby, including, without limitation, obtaining waivers of landlord's or warehouseman's liens with respect to such new location.

     (e) Location of Equipment. All Equipment held on the date hereof by Debtor is located at the Real Estate. All Equipment now held or subsequently acquired shall be kept at the Real Estate, or such new location as Debtor may establish if (i) it shall have given to Lender at least thirty (30) days' prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as Lender may reasonably request, and (ii) with respect to such new location, Debtor shall have taken all action reasonably satisfactory to Lender to maintain the perfection and priority of the security interest of Lender for the benefit of Lender in the Pledged Collateral intended to be granted hereby, including, without limitation, obtaining waivers of landlord's or warehouseman's liens with respect to such new location.

     (f) Authorization; Enforceability. Debtor has full corporate power, authority and legal right to pledge and grant a security interest in all the Pledged Collateral pursuant to this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (g) No Consents. Except for (i) the filings, registrations and recordings contemplated in subsection 6(a) and (ii) those consents, authorizations, approvals or other actions, notices or filings which have been previously taken, obtained or made, no consent of any party (including, without limitation, stockholders or creditors of Debtor) and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required either (A) for the pledge by Debtor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Debtor, (B) except as may be provided in the Loan Agreement, for the exercise by Lender of the rights provided for in this Agreement or (C) except as may be provided in the Loan Agreement, for the exercise by Lender of the remedies in respect of the Pledged Collateral pursuant to this Agreement.

     (h) Organization Identification Number. The organization identification number of Debtor with the Delaware Secretary of State is 488210. Debtor shall not change its state of incorporation or become a party to any merger, consolidation or re-incorporation until (i) it shall have given Lender not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such change, merger, consolidation or re-incorporation and providing such other information in connection therewith as Lender may reasonably request and (ii) with respect to such change in its state of incorporation, merger, consolidation or re-incorporation, Debtor shall have taken all action reasonably satisfactory to Lender to maintain the perfection and priority of the security interest of Lender in the Pledged Collateral intended to be granted hereby.

     (i) Maintenance of Existence, etc. Debtor will maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a material adverse effect).

     (j) Good Repair; Sales. Debtor will take such actions as are reasonably necessary to keep the Equipment (other than Equipment no longer used by such Debtor) in good repair and condition and in good working order, ordinary wear and tear excepted; and will promptly pay when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, operation, possession, maintenance or use of the Equipment. Except for sales of Equipment which is no longer useful in its business or which is being replaced by similar Equipment, Debtor will not sell, lease, assign or create or permit to exist any Lien on any Equipment other than Permitted Liens

     (k) Pledged Collateral. All information set forth herein (including, without limitation, the information set forth in the Schedules annexed hereto) relating to the Pledged Collateral is accurate and complete in all material respects.

     Section 7. Provisions Concerning All Pledged Collateral.

     (a) Insurance. Debtor shall at all times keep the Equipment insured in favor of Lender, at Debtor's own expense, against fire, theft and all other risks to which the Pledged Collateral may be subject, in such amounts and with such deductibles as from time to time would be maintained by a prudent operator of businesses similar to the business of Debtor (including self-insurance). Each policy or certificates with respect to such insurance shall be endorsed to Lender's reasonable satisfaction for the benefit of Lender (including, without limitation, by naming Lender as an additional named insured or loss payee as its interest may appear) and such policy or certificate shall be delivered to Lender. Each such policy shall state that it cannot be canceled without thirty
(30) days' prior written notice to Lender. At least thirty (30) days prior to the expiration of any such policy of insurance, Debtor shall deliver to Lender an extension or renewal policy or an insurance certificate evidencing renewal or extension of such policy. If Debtor shall fail to insure such Pledged Collateral to Lender's reasonable satisfaction or if Debtor shall fail to so endorse and deposit, or to extend or renew, all such insurance policies or certificates with respect thereto, Lender shall have the right (but shall be under no obligation), to advance funds to procure or renew or extend such insurance and Debtor agrees to reimburse Lender for any and all costs and expenses thereof, with interest on all such funds from the date advanced at the Default Interest Rate (as defined in the Loan Agreement). Within five (5) Business Days after making any such advance, Lender shall endeavor to give Debtor written notice of the amount and purpose of such advance; provided, however, that failure to give such notice will not relieve Debtor of its obligations to make such reimbursement to Lender. Any proceeds of insurance in respect of the Pledged Collateral are hereby assigned to Lender. In case of any loss or damage to any of the Pledged Collateral, all proceeds of insurance maintained by Debtor shall be paid to Lender and shall be subject to retention and disbursement by Lender in accordance with the terms of the Loan Agreement.

     (b) Further Actions. Debtor shall, at its sole cost and expense, make, execute, endorse, acknowledge, file and/or deliver to Lender from time to time such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices and schedules relating to the Pledged Collateral as Lender may reasonably request.

     (c) Notation on Books and Records. Debtor shall place on its books and records with respect to the Pledged Collateral a notation stating that Lender has a security interest therein.

     Section 8. Transfers and Other Liens. Except as permitted by the Loan Agreement, Debtor shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral. Debtor shall not create or permit to exist any Lien upon or with respect to any of the Pledged Collateral other than (i) the Congress Lien, (ii) those Liens identified on Schedule 6(b) of this Agreement, (iii) the Lien granted to Lender pursuant to this Agreement, and (iv) Permitted Liens.

     Section 9. Reasonable Care. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which Lender, in its individual capacity, accords its own property, it being understood that Lender shall not have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

     Section 10. Default; Remedies. If any one or more of the following events (individually, an "Event of Default") shall occur:

     (x) failure by Debtor to pay, when due, the principal on the Note;

     (y) failure by Debtor to observe or perform any term, covenant or condition of this Agreement, and such failure is not cured by Debtor within a period of thirty (30) days after receipt of notice thereof from Lender; or

     (z) if an Event of Default exists under the Loan Agreement;

then Debtor shall be entitled to exercise any one or combination of remedies described in this Section 10 hereof in addition to and not in lieu of or substitution for, all other rights and remedies provided by law:

     (a) Obtaining Possession of the Pledged Collateral. If an Event of Default shall have occurred and be continuing, then and in every such case, Lender may, but shall not be obligated to, in addition to any other action permitted by law (and not limited in any manner to the remedies contained in the Note and the Loan Agreement) take one or more of the following actions, in accordance with the terms of, and at the times, if any, specified in the Loan Agreement:

          (i) personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from Debtor or any other Person who then has possession of any part thereof with or without notice or process of law (to the fullest extent permitted by law), and for that purpose may enter upon Debtor's premises where any of the Pledged Collateral is located and remove such Pledged Collateral and use in connection with such removal any and all services, supplies, aids and other facilities of Debtor;

          (ii) sell, assign or otherwise liquidate, or direct Debtor to sell, assign or otherwise liquidate, any or all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation; and

          (iii) take possession of the Pledged Collateral or any part thereof, by directing Debtor in writing to deliver the same to Lender at any place or places designated by Lender, in which event Debtor shall at its own expense: (x) forthwith cause the same to be moved to the place or places so designated by Lender and there delivered to Lender; (y) store and keep any Pledged Collateral so delivered to Lender at such place or places pending further action by Lender, and (z) while the Pledged Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Debtor's obligation to deliver the Pledged Collateral is of the essence of this Agreement. Upon application to a court of equity having jurisdiction, Lender shall be entitled to a decree requiring specific performance by Debtor of such obligation.

     (b) Disposition of the Pledged Collateral. Upon the occurrence and during the continuance of an Event of Default, Lender may, in accordance with the terms of, and at the times, if any, specified in the Loan Agreement, exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, without notice except as specified below or as otherwise required by law, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of Lender's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Lender may bid for and be the purchaser of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at such sale, to deliver any outstanding Note or claims for interest thereon in lieu of cash, which Note or claims for interest thereon shall be applied to the payment of such purchase price. In the event that the amount payable in respect of the purchase price of the Pledged Collateral purchased at any such sale shall be less than the amount due on the Note, the Note shall be returned to the Holder after being appropriately stamped to show partial payment. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of Debtor, and Debtor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal hereafter enacted. Lender shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Debtor hereby waives, to the fullest extent permitted by law, any claims against Lender arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Lender accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. Debtor agrees that, to the extent notice of sale shall be required by law, five (5) days' notice from Lender of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to Debtor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

     (c) Remedies Under UCC. In addition to the rights and remedies provided in this Agreement or otherwise available to it, Lender shall have all the rights and remedies of a secured party under the UCC.

     (d) Waiver of Claims. Except as otherwise provided herein, Debtor hereby waives to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Lender's taking possession or Lender's disposition of any of the Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which Debtor would otherwise have under law, and Debtor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession; (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Lender's rights hereunder; and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of Debtor therein and thereto, and shall be a perpetual bar both at law and in equity against Debtor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under Debtor.

     (e) Certain Sales of Pledged Collateral. Debtor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any foreign governmental authority, Lender may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such foreign governmental authority. Debtor acknowledges that any such sales may be at prices and on terms less favorable to Lender than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner.

     Section 11. Application of Proceeds. The proceeds received by Lender in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by Lender of its remedies as a secured creditor as provided in Section 11 hereof shall be applied, together with any other sums then held by Lender pursuant to this Agreement, promptly by Lender in the manner set forth in the Loan Agreement.

     Section 12. Expenses. Debtor will upon demand pay to Lender the amount of any and all expenses, including the reasonable fees and expenses of its counsel (including, without limitation, any local counsel) and the fees and expenses of any experts and agents which Lender may incur in connection with (i) the collection of the Secured Obligations, (ii) the enforcement and administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iv) the exercise or enforcement of any of the rights of Lender or (v) the failure by Debtor to perform or observe any of the provisions hereof. All amounts payable by Debtor under this Section 12 shall be due upon demand and shall be part of the Secured Obligations. Debtor's obligations under this Section 12 shall survive the termination of this Agreement and the discharge of Debtor's other obligations hereunder.

     Section 13. No Waiver; Cumulative Remedies.

     (a) No failure on the part of Lender to exercise, no course of dealing with respect to, and no delay on the part of Lender in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

     (b) In the event Lender shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Lender, then and in every such case, Debtor and Lender and shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of Lender and shall continue as if no such proceeding had been instituted.

     Section 14. Lender May Perform; Lender Appointed Attorney-in-Fact. If Debtor shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of Debtor contained herein shall be breached and if such failure or breach shall constitute an Event of Default, Lender may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Any and all amounts so expended by Lender shall be paid by Debtor within five Business Days after demand therefor, with interest at the Default Rate during the period from and including the date on which such funds were so expended to the date of repayment. Debtor's obligations under this Section 14 shall survive the termination of this Agreement and the discharge of Debtor's other obligations under this Agreement. Debtor hereby appoints Lender its attorney-in-fact with an interest, with full authority in the place and stead of Debtor and in the name of Debtor, or otherwise, from time to time in Lender's discretion, to take any action and to execute any instrument consistent with the terms of this Agreement and the Loan Agreement which Lender may deem necessary or advisable to accomplish the purposes of this Agreement. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Debtor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue and in accordance with the terms hereof.

     Section 15. Notices. Unless otherwise provided herein any notice or other communication herein required or permitted to be given shall be given in the manner and at the address set forth in the Loan Agreement, or as to any party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 16. All such notices and other communications shall be deemed to have been given when delivered in person, or received by telecopy; or one (1) Business Day after delivery to the office of such overnight courier service; or five (5) Business Days after deposit in the United States mail, registered or certified, with postage prepaid and properly addressed; provided, however, that notices to Lender shall not be effective until received by Lender.

     Section 16. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon Debtor, its successors and assigns, and (ii) inure, together with the rights and remedies of Lender hereunder, to the benefit of Lender and its successors, transferees and assigns; no other Persons (including, without limitation, any other creditor of Debtor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), Lender may assign or otherwise transfer any Note held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lender, herein or otherwise, subject however, to the provisions of the Loan Agreement.

     Section 17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     Section 18. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. DEBTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     Section 19. Waiver of Jury Trial. DEBTOR AND LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     Section 20. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 21. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same Agreement.

     Section 22. Entire Agreement. This Agreement, together with the Loan Agreement, the Note and the other documents evidencing or securing the Secured Obligations (collectively, the "Loan Agreement Documents"), constitutes the entire agreement of the parties hereto with respect to the subject matter thereof and supersedes all other prior written and oral agreements and understandings with respect thereto.

     Section 23. Conflicts; Construction. In the case of a conflict between any provision of this Agreement and any provision of the other Loan Agreement Documents, the provision selected by the Lender in its sole subjective discretion shall prevail and be controlling.

     Section 24. Headings. The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

     Section 25. Limitation on Interest Payable. It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to the transaction of which this Agreement is a part. All agreements between Debtor and Lender, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by Debtor for the use, forbearance or detention of the money to be loaned or advanced under the Loan Agreement or any related document, or for the payment or performance of any covenant or obligation contained herein or in the Loan Agreement, exceeds the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances Debtor shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Secured Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to Debtor. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit or advancement of funds by Lender, shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of this Agreement until payment in full of the Secured Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                               KEYSTONE CONSOLIDATED INDUSTRIES, INC.



                               By:____________________________________
                               Name: _________________________________
                               Title: __________________________________


                               COUNTY OF PEORIA, ILLINOIS



                               By:____________________________________
                               Name: _________________________________
                               Title: __________________________________

                                    EXHIBIT A

              Legal Description of Steel Making Land in Peoria, IL

North 580' of the northwest quarter of section 31, township 8 north, range 8 east of the fourth principal meridian. Also north 580' of the northeast quarter of section 36, township 8 north, range 7 east of the fourth principal meridian lying east of the east right of way line of the Chicago & Northwestern Railroad. Also all of the southeast quarter of section 25, township 8 north, range 7 east of the fourth principal meridian lying east of the east right of way line of the Chicago & Northwestern Railroad. Also all of the west half of section 30, township 8 north, range 8 east of the fourth principal meridian lying southwest of the southwest right of way line of I-474 Excepting the north 1600'.

Except the coal and other minerals underlying the surface of said land and all rights and easements in favor of the estate of said coal and other minerals.

Together with a non-exclusive easement for ingress, egress and access on, over, across and through that certain improved road known as "Steel Works Road" located on the adjacent real property owned by Mortgagor and contained within
Section 25, Township 8 North, Range 7 East, which road connects the Property to the publicly dedicated street known as "Washington Street".

                                  SCHEDULE 6(a)

                 REQUIRED FILINGS, REGISTRATIONS AND RECORDINGS



                  Secretary of State of Delaware

                  Peoria County Recorder
                  324 Main Street
                  Peoria, Illinois 61602

                                  SCHEDULE 6(B)

                                 EXISTING LIENS

                   [DEBTOR NEEDS TO PROVIDE COPIES TO LENDER]

Recorded with Secretary of State of Illinois
Debtor: Keystone Consolidated Industries, Inc.

File Date                File No.                    Secured Party
08-03-92                 3015663       Caterpillar Financial Services Corp.
12-06-88                 2507503       Keystone Master Retirement Trust
12-21-92                 3064746       Hyster Credit Company
12-21-92                 3064745       Hyster Credit Company
01-21-93                 3075196       Caterpillar Financial Services
01-06-93                 3069697       Hyster Credit Company
03-15-93                 3096120       Caterpillar Financial Services
02-26-93                 3098917       Caterpillar Financial Services
10-13-93                 3177244       Hyster Credit Company
03-15-93                 3096121       Caterpillar Financial Services
01-04-94                 3206267       Hyster Credit Company
01-03-94                 3205370       Hyster Credit Company
02-24-94                 3225979       AT&T Credit Corporation
02-10-94                 3221203       Hyster Credit Company
08-03-94                 3289883       Hyster Credit Company
06-29-94                 3276358       Hyster Credit Company
06-26-95                 3417015       Hyster Credit Company
10-18-94                 3317289       MH Equipment Corporation
07-21-95                 3425454       Hyster Credit Company
07-19-95                 3424628       Caterpillar Financial Services
08-28-95                 3440139       Textron Financial Corp.
08-02-95                 3430844       Hyster Credit Company
12-05-95                 3477054       Hyster Credit Company
12-04-95                 3476431       Caterpillar Financial Services
01-04-96                 3488585       Hyster Credit Company
01-04-96                 3488299       Hyster Credit Company
12-02-96                 3618019       MH Equipment Corporation
08-01-96                 3573211       Caterpillar Financial Services
05-13-97                 3688537       MH Equipment Corporation

                                  SCHEDULE 6(B)

                                 EXISTING LIENS

                                    [Update]

Recorded with Secretary of State of Illinois
Debtor: Keystone Consolidated Industries, Inc.

File Date                 File No.                   Secured Party
---------                 --------                   -------------
09-14-92                  3029676           Common Equipment Company
05-20-93                  3124177           Nations Bank of Texas, N. A.
07-04-97                  3720307           Nations Bank of Texas, N.A.
04-25-94                  3250212           Lease Consultants
04-15-94                  3246312           Common Equipment Co.
08-28-93                  3150810           Common Equipment Co.
06-06-94                  3266280           Lease Consultants
04-15-94                  3246313           Common Equipment Co.
04-15-94                  3246311           Common Equipment Co.
12-08-94                  3338005           Lease Consultants
06-19-97                  3706360           Common Equipment Co.
03-24-97                  3667202           EMC Corp.
10-31-96                  3606126           Common Equipment Co.
04-16-96                  3530252           Signode Packaging Systems
06-19-97                  3706361           Common Equipment Co.
06-19-97                  3706359           Common Equipment Co.
01-30-97                  3645420           Lease Consulting Corp.
06-03-96                  3547159           Excel Machinery Co., Inc.

                                  SCHEDULE 6(B)

                                 EXISTING LIENS

                                    [Update]

Recorded with Peoria County Recorder (Illinois)
Debtor: Keystone Consolidated Industries, Inc.

File Date              File No.                       Secured Party
---------              ------                         -------------
04-21-88               129553                        First Republic Bank
12-20-96               012201                        NationsBank of Texas
05-10-93               006752                        NationsBank of Texas